Exhibit 99.1

FOR RELEASE, Friday, June 26, 2009	For Further Information Contact:
5:00 a.m. Pacific Daylight Time	Kelly Masuda, Investor Relations
(310) 893-7434 or kmasuda@kbhome.com
Heather Reeves, Media Contact
(310) 231-4142 or hreeves-x@kbhome.com
KB HOME REPORTS SECOND QUARTER 2009 FINANCIAL RESULTS
LOS ANGELES (June 26, 2009) — KB Home (NYSE: KBH), one of America’s largest homebuilders, today reported financial results for its second quarter ended May 31, 2009. Results include:
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Revenues totaled $384.5 million in the second quarter of 2009, down 40% from $639.1 million in the year-earlier quarter. The decline was due to lower housing revenues of $380.8 million in the second quarter of 2009, compared to $636.7 million in the year-earlier quarter, reflecting a 37% decrease in homes delivered and a 5% decline in the average selling price. The Company delivered 1,761 homes at an average selling price of $216,200 in the second quarter of 2009, compared to 2,810 homes delivered in the year-earlier quarter at an average selling price of $226,600.

•
The Company reported a net loss of $78.4 million, or $1.03 per diluted share, for the quarter ended May 31, 2009, compared to a net loss of $255.9 million, or $3.30 per diluted share, for the year-earlier period. The current quarter net loss included pretax, noncash charges for inventory and joint venture impairments and the abandonment of land option contracts totaling $49.5 million, a 72% reduction from the $176.5 million of similar charges in the second quarter of 2008. The net loss for the year-earlier quarter also included a $24.6 million goodwill impairment charge.

•
The Company ended its 2009 second quarter with a cash balance of $1.10 billion, including $102.2 million of restricted cash, and no borrowings outstanding on its revolving credit facility. As of May 31, 2009, the Company’s debt balance totaled $1.71 billion. The Company’s ratio of debt to total capital was 71.5% at May 31, 2009, compared to 70.0% at November 30, 2008 and 62.9% at May 31, 2008. Net of cash, the Company’s ratio of debt to total capital was 47.3% at May 31, 2009, 45.4% at November 30, 2008 and 40.2% at May 31, 2008.

•
The Company’s backlog at May 31, 2009 totaled 3,804 homes, representing potential future housing revenues of approximately $796.9 million, compared to a backlog of 6,233 homes representing potential future housing revenues of approximately $1.47 billion at May 31, 2008. Company-wide net orders for new homes in the second quarter were 2,910, down 31% from 4,200 in the second quarter of 2008 but up 59% from 1,827 net orders in the first quarter of 2009. The Company’s cancellation rate based on gross orders improved to 20% in the current quarter, compared to 28% in the first quarter of 2009 and 27% in the second quarter of 2008.

•
In May 2009, the Company released its second annual Sustainability Report, which highlights, among other things, its accomplishments and ongoing efforts to improve the energy efficiency of its homes and reduce the environmental impact of its operations. These include the Company’s commitment to build exclusively ENERGY STAR® qualified homes in all communities newly opened in 2009 and beyond; its launch of a new generation of affordable, energy-efficient homes called The Open Series™; and its implementation of waste- and cost-reduction practices in its operations companywide.

“As with many other industries and companies, prevailing recessionary economic conditions weighed heavily on the homebuilding industry and on our operations during the second quarter,” said Jeffrey Mezger, president and chief executive officer. “Despite the turbulent economy, however, we narrowed our loss for the quarter compared to a year ago through the continued execution of strategic initiatives designed to improve our gross margins, reduce our overhead costs and restore our operations to profitability.”
“Looking forward, although key economic indicators remain mixed, we are beginning to see signs that some negative housing market trends may be moderating at both the local and national levels,” continued Mezger. “Ongoing foreclosure activity, which has increased housing supply and exerted downward pressure on home prices in a number of markets, is also leading housing affordability to record levels. Job market weakness and tight mortgage lending standards continue to restrain demand, yet consumer confidence appears to be growing. While these conflicting market signals make it premature to declare that housing has reached the end of its severe, multi-year correction, they may indicate we are approaching a point of relative stability, especially if the overall economy rebounds and mortgage interest rates remain low.”
“Given the uncertainty of when and to what extent general economic and housing market conditions may improve, we continue to conservatively manage our business,” said Mezger. “We remain focused on generating positive cash flows, increasing our operating efficiencies and margins, and calibrating our products and marketing efforts to best capitalize on the pent-up demand for new homes that we believe will become evident when markets begin a sustained recovery.”
The Company’s total revenues of $384.5 million in the quarter ended May 31, 2009 decreased 40% from $639.1 million in the year-earlier quarter, reflecting lower housing revenues. Housing revenues totaled $380.8 million in the second quarter of 2009, down 40% from $636.7 million in the year-earlier quarter, due to a 37% decrease in homes delivered to 1,761 from 2,810 and a 5% decline in the average selling price to $216,200 from $226,600. Each of the Company’s homebuilding regions experienced year-over-year decreases in both homes delivered and average selling prices during the second quarter. The number of homes delivered decreased 6% in the Company’s West

Coast region, 55% in the Southwest region, 39% in the Central region and 47% in the Southeast region, while the average selling price declined 4% in the West Coast region, 23% in the Southwest region, 8% in the Central region and 15% in the Southeast region.
The Company’s homebuilding business generated an operating loss of $66.5 million in the second quarter of 2009, largely due to pretax, noncash charges of $42.3 million for inventory impairments and the abandonment of land option contracts the Company no longer plans to pursue. In the year-earlier quarter, the Company’s housing operations produced an operating loss of $262.4 million, including pretax, noncash charges of $174.4 million for inventory impairments and land option contract abandonments and $24.6 million for goodwill impairment. The Company’s housing gross margin improved to 1.9% in the second quarter of 2009, compared to a negative 17.5% in the second quarter of 2008. Excluding inventory impairment and abandonment charges of $41.0 million in the second quarter of 2009 and $167.1 million in the second quarter of 2008, the housing gross margins in the respective periods would have been 12.7% and 8.7%. Land sales in the second quarter of 2009 generated a loss of $1.2 million, including $1.3 million of impairment charges related to planned future land sales, compared to a loss of $7.4 million in the second quarter of 2008, which included $7.3 million of similar impairment charges. The Company’s ongoing actions to lower its overhead costs resulted in selling, general and administrative expenses decreasing by $46.5 million, or 39%, to $72.6 million in the second quarter of 2009, down from $119.1 million in the year-earlier period. As a percent of housing revenues, selling, general and administrative expenses were 19.1% in the second quarter of 2009, compared to 20.1% in the first quarter of 2009 and 18.7% in the second quarter of 2008.
The Company’s equity in loss of unconsolidated joint ventures was $11.8 million in the second quarter of 2009, including $7.2 million of impairment charges. The equity in loss of unconsolidated joint ventures was $5.5 million in the second quarter of 2008, including $2.1 million of impairment charges.
The Company’s financial services operations, which include its equity interest in an unconsolidated mortgage banking joint venture, generated pretax income of $4.4 million in the second quarter of 2009, up 45% from $3.0 million in the year-earlier quarter. The increase primarily reflected higher margins within the joint venture, driven by the origination and sale of more government-insured loans, and expense reductions.
With stronger performances in both its homebuilding and financial services operations, the Company narrowed its total pretax loss to $83.6 million in the second quarter of 2009, compared to $255.3 million in the year-earlier quarter. The Company reported a net loss of $78.4 million, or $1.03 per diluted share, for the 2009 second quarter, including a $31.7 million charge to record an after-tax valuation allowance against the net deferred tax assets resulting from its current quarter loss. In the second quarter of 2008, the Company reported a net loss of $255.9 million, or $3.30 per diluted share, including a charge of $98.9 million to record an after-tax valuation allowance against the net deferred tax assets generated from that quarter’s loss.
Net new home orders totaled 2,910 in the second quarter of 2009, decreasing 31% from 4,200 net orders in the year-earlier period. The Company’s cancellation rate as a percentage of gross orders improved to 20% in the current quarter from 28% in the first quarter of 2009 and 27% in the second quarter of 2008. As a percentage of beginning backlog, the cancellation rate also improved to 27% in the current quarter from 31% in the first quarter of 2009 and 33% in the second quarter of 2008. The number of homes in backlog at May 31, 2009 decreased 39% on a year-over-year basis to 3,804, while the corresponding backlog value declined 46% to approximately $796.9 million.

Company-wide revenues for the six months ended May 31, 2009 totaled $691.8 million, down 52% from $1.43 billion for the six months ended May 31, 2008. Homes delivered in the first six months of fiscal 2009 declined 44% year-over-year to 3,206, and the average selling price decreased 10% year-over-year to $213,700. The Company generated a net loss of $136.5 million, or $1.78 per diluted share, in the first half of fiscal 2009, including pretax, noncash charges of $81.8 million for inventory and joint venture impairments and land option contract abandonments. The net loss also reflected an after-tax charge of $54.4 million to record a valuation allowance against the net deferred tax assets generated during the current period. For the first half of fiscal 2008, the Company posted a net loss of $524.1 million, or $6.77 per diluted share, including pretax, noncash charges of $400.5 million for inventory and joint venture impairments and land option contract abandonments, and $24.6 million for goodwill impairment. The net loss for the first half of fiscal 2008 also reflected a $198.9 million after-tax valuation charge against the net deferred tax assets generated during the period.

The Conference Call on the Second Quarter 2009 earnings will be broadcast live TODAY at 8:30 a.m. Pacific Daylight Time, 11:30 a.m. Eastern Daylight Time. To listen, please go to the Investor Relations section of the Company’s website at kbhome.com.

KB Home, one of the nation’s leading homebuilders, has delivered hundreds of thousands of quality homes for families since its founding in 1957. The Company is distinguished by its Built to Order™ homebuilding approach that puts a custom home experience within reach of its customers at an affordable price. KB Home’s award-winning homes and communities meet the needs of first-time homebuyers with flexible designs that also appeal to move-up buyers and active adults. Los Angeles-based KB Home was named the #1 homebuilder on FORTUNE® magazine’s 2009 “World’s Most Admired Companies” list. This marks the second year in a row and the third time in the past four years that KB Home has achieved the top ranking. The Company trades under the ticker symbol “KBH,” and was the first homebuilder listed on the New York Stock Exchange. For more information about any of KB Home’s new home communities call 888-KB-HOMES or visit www.kbhome.com.
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to: general economic and business conditions; adverse market conditions that could result in additional asset impairments or abandonment charges and operating losses, including an oversupply of unsold homes and declining home prices, among other things; conditions in the capital and credit markets (including consumer mortgage lending standards, the availability of consumer mortgage financing and mortgage foreclosure rates) material prices and availability; labor costs and availability; changes in interest rates; inflation; our debt level; declines in consumer confidence; increases in competition; weather conditions, significant natural disasters and other environmental factors; government actions and regulations directed at or affecting the housing market, the homebuilding industry, or construction activities; the availability and cost of land in desirable areas; legal or regulatory proceedings or claims; the ability and/or willingness of participants in our unconsolidated joint ventures to fulfill their obligations; our ability to access capital, including our capacity under our unsecured revolving credit facility; our ability to use the net deferred tax assets we have generated; our ability to successfully implement our current and planned product, geographic and market positioning and cost reduction strategies; consumer interest in our new product designs and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.
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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Six Months and Three Months Ended May 31, 2009 and 2008
(In Thousands, Except Per Share Amounts — Unaudited)

	Six Months		Three Months
	2009	2008	2009	2008

Total revenues	$691,831	$1,433,289	$384,470	$639,065

Homebuilding:
Revenues	$688,666	$1,428,402	$382,925	$637,094
Costs and expenses	(801,537)	(1,939,754)	(449,404)	(899,475)

Operating loss	(112,871)	(511,352)	(66,479)	(262,381)

Interest income	5,279	22,554	1,766	9,522
Interest expense, net of amounts capitalized	(20,123)	—	(11,471)	—
Equity in loss of unconsolidated joint ventures	(21,496)	(45,361)	(11,754)	(5,483)

Homebuilding pretax loss	(149,211)	(534,159)	(87,938)	(258,342)

Financial services:
Revenues	3,165	4,887	1,545	1,971
Expenses	(1,654)	(2,232)	(794)	(1,113)
Equity in income of unconsolidated joint venture	4,545	8,302	3,604	2,154

Financial services pretax income	6,056	10,957	4,355	3,012

Total pretax loss	(143,155)	(523,202)	(83,583)	(255,330)
Income tax benefit (expense)	6,700	(900)	5,200	(600)

Net loss	$(136,455)	$(524,102)	$(78,383)	$(255,930)

Basic and diluted loss per share	$(1.78)	$(6.77)	$(1.03)	$(3.30)

Basic and diluted average shares outstanding	76,822	77,413	76,281	77,462

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands — Unaudited)

	May 31,	November 30,
	2009	2008

Assets

Homebuilding:
Cash and cash equivalents	$997,357	$1,135,399
Restricted cash	102,160	115,404
Receivables	144,542	357,719
Inventories	1,893,963	2,106,716
Investments in unconsolidated joint ventures	171,181	177,649
Other assets	98,761	99,261

	3,407,964	3,992,148

Financial services	21,930	52,152

Total assets	$3,429,894	$4,044,300

Liabilities and stockholders’ equity

Homebuilding:
Accounts payable	$454,027	$541,294
Accrued expenses and other liabilities	571,015	721,397
Mortgages and notes payable	1,711,726	1,941,537

	2,736,768	3,204,228

Financial services	10,029	9,467

Stockholders’ equity	683,097	830,605

Total liabilities and stockholders’ equity	$3,429,894	$4,044,300

KB HOME
SUPPLEMENTAL INFORMATION
For the Six Months and Three Months Ended May 31, 2009 and 2008
(In Thousands — Unaudited)

	Six Months		Three Months
Homebuilding revenues:	2009	2008	2009	2008

Housing	$685,260	$1,363,433	$380,806	$636,719
Land	3,406	64,969	2,119	375

Total	$688,666	$1,428,402	$382,925	$637,094

	Six Months		Three Months
Costs and expenses:	2009	2008	2009	2008

Construction and land costs
Housing	$662,876	$1,520,091	$373,453	$748,098
Land	4,892	148,390	3,357	7,742

Subtotal	667,768	1,668,481	376,810	755,840
Selling, general and administrative expenses	133,769	246,703	72,594	119,065
Goodwill impairment	—	24,570	—	24,570

Total	$801,537	$1,939,754	$449,404	$899,475

	Six Months		Three Months
Interest expense:	2009	2008	2009	2008

Interest incurred	$57,277	$76,905	$28,019	$38,403
Interest capitalized	(37,154)	(76,905)	(16,548)	(38,403)

Total	$20,123	$—	$11,471	$—

	Six Months		Three Months
Other information:	2009	2008	2009	2008

Depreciation and amortization	$3,602	$6,341	$1,776	$2,958
Amortization of previously capitalized interest	43,372	54,898	26,480	26,322

KB HOME
SUPPLEMENTAL INFORMATION
For the Six Months and Three Months Ended May 31, 2009 and 2008
(Unaudited)

	Six Months		Three Months
Average sales price:	2009	2008	2009	2008

West Coast	$315,400	$362,300	$319,300	$331,400
Southwest	186,500	236,700	176,200	229,100
Central	164,900	170,000	157,500	171,800
Southeast	173,800	216,400	173,700	205,300

Total	$213,700	$237,600	$216,200	$226,600

	Six Months		Three Months
Homes delivered:	2009	2008	2009	2008

West Coast	920	1,217	569	603
Southwest	508	1,274	241	534
Central	972	1,762	525	863
Southeast	806	1,485	426	810

Total	3,206	5,738	1,761	2,810

Unconsolidated joint ventures	78	149	55	74

	Six Months		Three Months
Net orders:	2009	2008	2009	2008

West Coast	1,387	1,516	928	977
Southwest	581	946	359	760
Central	1,670	1,195	1,048	964
Southeast	1,099	1,992	575	1,499

Total	4,737	5,649	2,910	4,200

Unconsolidated joint ventures	73	179	45	131

	May 31, 2009		May 31, 2008
Backlog data:	Backlog Homes	Backlog Value	Backlog Homes	Backlog Value
(Dollars in thousands)
West Coast	1,048	$334,600	1,489	$516,073
Southwest	421	72,429	978	222,279
Central	1,419	228,723	1,444	260,404
Southeast	916	161,104	2,322	467,141

Total	3,804	$796,856	6,233	$1,465,897

Unconsolidated joint ventures	62	$24,118	239	$101,748